Exhibit 99.1

Healthcare Services Group Announces Independent Lead Director, Independent Director Nominee and Executive Management Appointments; Provides Update on First Quarter Results

Healthcare Services Group, Inc. (NASDAQ-HCSG) today announced the appointment of John M. Briggs, CPA, as a lead director to its Board. Mr. Briggs has served on the Company’s Board of Directors since 1993. Mr. Briggs was the Treasurer of the Philadelphia Affiliate of Susan G. Komen for the Cure from 2005 through 2011. Additionally, he is the founder and formerly a Partner of Briggs, Bunting & Dougherty, LLP, a registered public accounting firm. Mr. Briggs is currently a Board member of the Capstone Group of Regulated Investment Funds. The Company also announced that John J. McFadden, Principal of Global Circulation Services, a provider of marketing and advertising services to media and publishing companies, will be a nominee to the Company’s Board of Directors at the upcoming annual meeting of shareholders. Mr. McFadden previously worked at The McGraw-Hill Companies (parent company of Standard and Poor’s) where he held management positions within their global circulation, sales and outsourcing services departments. If elected, Mr. McFadden will be deemed an independent director under NASDAQ rules.

The Company further announced the following executive management appointments:

Theodore Wahl, CPA, has been appointed to serve as President & Chief Operating Officer. Mr. Wahl also serves on the Company’s Board of Directors. Mr. Wahl joined the Company in 2004. Prior to his appointment to President & Chief Operating Officer, Mr. Wahl served as Executive Vice President & Chief Operating Officer.

John C. Shea, MBA, CPA, has been appointed to serve as Chief Financial Officer & Secretary. Mr. Shea had previously served as Vice President of Finance & Chief Accounting Officer. Mr. Shea joined the Company in 2009 as the Director of Regulatory Reporting. Prior to joining the Company, Mr. Shea was a Senior Manager with Ernst & Young’s Transaction Advisory Services.

Richard W. Hudson, MS, CPA, former Chief Financial Officer, Chief Compliance Officer & Secretary since 2007, will continue to serve as Chief Compliance Officer.

Bryan D. McCartney has been appointed to serve as the Company’s Executive Vice President. Mr. McCartney joined the Company in 1983. Prior to becoming Executive Vice President, Mr. McCartney served as Senior Vice President.

Michael E. McBryan has been appointed to serve as the Company’s Executive Vice President. Mr. McBryan also serves on the Company’s Board of Directors. Mr. McBryan joined the Company in 1988. Prior to becoming Executive Vice President, Mr. McBryan served as Senior Vice President.

The Company intends to file its Proxy Statement for the annual meeting of shareholders and release financial results for the first quarter ended March 31, 2012 during the week of April 9, 2012. The Company incurred higher start-up and management costs in January and February of 2012, related to its fourth quarter of 2011 and first quarter of 2012 expansion. The Company estimates such start-up expenditures, as well as the subsequent divisional realignments, will unfavorably impact the first quarter ended March 31, 2012 by approximately $.03 to $.04 per diluted common share.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; we have several significant clients who each individually contributed at least 3% to our total consolidated revenues in the three month period ended March 31, 2012; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011 in Part I thereof under “Government Regulation of Clients”, “Competition” and “Service Agreements/Collections”, and under Item IA “Risk Factors”. Many of our clients’ revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. Most recently, on July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, will reduce Medicare payments to nursing centers by 11.1% and change the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries. Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney Chairman and Chief Executive Officer 215-639-4274	Theodore Wahl President and Chief Operating Officer 215-639-4274